ARTICLES OF INCORPORATION

                                        OF

                           TOP DOLLAR REALTY, INC.



     We, the undersigned, having associated ourselves together for the purpose of forming a corporation under the general corporation laws of the State of Nevada, do hereby certify:

                                      I

     The name of the corporation is: TOP DOLLAR REALTY, INC.

                                      II

     The principal office or place of business of this corporation is: 3631 Seneca Lane, Las Vegas, Nevada 89104

     This corporation may have other offices at other places as the Board of Directors shall designate and as the business of the corporation may require.

                                     III

     This corporation is organized for the object and purposes of engaging in every lawful activity, subject to expressed limitations.

                                      IV

     The amount of the total authorized capital stock of this corporation is Twenty-five Thousand (25,000) shares of common stock having a par value of One Dollar ($1.00) per share, said stock being non-assessable.

     Holders of this stock shall be entitled to vote at all corporate elections and may cast one vote for each share held in their name.

                                      V

     The members of the governing board of this corporation are styled Directed and there are One (1) in number and the names and post office addresses of the first Board of Directors are as follows:

NAME                                ADDRESS

Michael Haynes                      3631 Seneca Lane, Las Vegas, Nevada 89104

     The number of members of the Board of Directors may, from time to time, be increased (but never less than One (1), in the manner provided for by Section 33 of the General Corporation Law.

                                      VI

     The Board of Directors shall have the power and authority to issue capital stock in payment for or in exchange for money, services or other assets.


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                                     VII

     The names and post office address of each of the incorporators signing these Articles of Incorporation are as follows:

NAME                                ADDRESS

Michael Haynes                      3631 Seneca Lane, Las Vegas, Nevada 89104

                                     VIII

     The duration of the existence of this corporation is perpetual.

                                      IX

     As fully as possible under the laws of the State of Nevada as they now exist and as they may from time to time be revised, the corporation intends that its Directors be protected from legal action by stockholders or other persons (natural or otherwise) on account of service as Directors of the corporation. A Director shall not be liable for damages for actions of the corporation to stockholders or to any other person (natural or otherwise) unless such Director engaged in personal fraud directly affecting such action or actions of the corporation.

     IN WITNESS WHEREOF, we have hereunto subscribed our names this 22nd day of March, 1989.



                                           /s/ Michael Haynes
                                           --------------------------------